Exhibit 23.9

CONSENT OF INDEPENDENT PETROLEUM ENGINEERS AND GEOLOGISTS

As independent petroleum and natural gas consultants, we hereby consent to the inclusion of information included or incorporated by reference in this Registration Statement on Form S-4 of Concho Resources Inc. and any amendments thereto (the “Registration Statement”) with respect to the information from our firm’s reserves report dated January 19, 2018, included in the Annual Report on Form 10-K of Concho Resources Inc. for the fiscal year ended December 31, 2017, as well as in the notes to the financial statements included therein, in reliance upon the report of this firm and upon the authority of this firm as experts in petroleum engineering. We hereby further consent to the reference to this firm under the heading “Experts” in the joint proxy statement/prospectus, which is a part of the Registration Statement.

CAWLEY, GILLESPIE & ASSOCIATES, INC.

/s/ J. Zane Meekins

J. Zane Meekins, P.E.Executive Vice President

Fort Worth, Texas

April 19, 2018